Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-193445) pertaining to the 2013 Long-Term Incentive Plan of Cypress Energy Partners, L.P. of our report dated March 30, 2015, except as it relates to the matters described in Note 17 and Note 18 as to which the date is June 5, 2015, with respect to the consolidated financial statements of Cypress Energy Partners, L.P. included in this Current Report on Form 8-K.

/s/ Ernst & Young, LLP

Tulsa, Oklahoma

June 5, 2015